Exhibit 99.1

Contacts:

Caraco Pharmaceutical – Thomas Versosky - P: (313) 556-4150

Caraco Pharmaceutical Laboratories, Ltd. Announces Extension and Future Termination of Distribution Agreements with Sun Pharma

DETROIT, December 27, 2010 – Caraco Pharmaceutical Laboratories, Ltd. (NYSE Amex: CPD) announced that the two distribution agreements with Sun Pharmaceutical Industries Limited. (Sun) have been extended until January 28, 2012 but will each terminate following these extensions. The marketing agreement, which was originally set to expire in January 2010, was extended for a 1 year renewal last year and is being extended for an additional 1 year term. The Distribution and Sale Agreement, entered into in January 2008, had a three year term. This agreement renewed for an additional one year term when neither party opted to cancel. Caraco and the Independent Committee of Caraco’s Board of Directors approached Sun and attempted to negotiate long term renewals for each agreement; however, Sun exercised its right to end the agreements, citing margin constraints due to competitive pricing pressures. Accordingly, Sun has informed Caraco of its intention to transfer the sales and distribution of Sun products from Caraco to Sun and/or its wholly-owned affiliates to enhance its ability to compete.  In order to minimize disruption for customers, Caraco and Sun will work towards a smooth transition of the sales and distribution of Sun products to Sun and/or its wholly-owned affiliates when the contracts terminate in January, 2012.

During the second quarter and first six months of Fiscal 2011, net sales of these products accounted for $89.7 million and 92% of net sales and $216.8 million and 95.2% of net sales, respectively. For the Fiscal Year ended March 31, 2010, net sales of products under these agreements accounted for $211.4 million and 90% of net sales. There is no assurance that net sales will continue at these levels during the remainder of the terms of the agreements. Caraco believes the cessation of its distribution of Sun products following the expiration of the distribution agreements will have a material adverse effect on our operations.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic pharmaceuticals to the nation's largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “believe” or “expect” and similar expressions are intended to identify forward-looking statements. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, including Part I, Item 1A of our most recent Form 10-K, and include but are not limited to: (i) that the information is of a preliminary nature and may be subject to further adjustment; (ii) not obtaining FDA approval for new products or delays in receiving FDA approvals; (iii) governmental restrictions on the sale of certain products; (iv) dependence on key personnel; (v) development by competitors of new or superior products or cheaper products or new technology for the production of products or the entry into the market of new competitors; (vi) market and customer acceptance and demand for new pharmaceutical products; (vii) availability of raw materials in a timely manner, at competitive prices, and in required quantities; (viii) timing and success of product development and launch; (ix) integrity and reliability of the Company’s data; (x) lack of success in attaining full compliance with regard to regulatory and cGMP compliance; (xi) dependence on limited customer base; (xii) occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as shelf-stock; (xiii) possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit and net income; (xiv) dependence on few products generating majority of sales; (xv) product liability claims for which the Company may be inadequately insured; (xvi) subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, our observations of trends of industry, information received from our customers and other sources, to estimate revenues, accounts receivable allowances including chargebacks, rebates, income taxes, values of assets and inventories; (xvii) litigation involving claims of patent infringement; (xviii)  material litigation from product recalls; (xix) the purported class action lawsuits alleging federal securities laws violations; (xx) delays in returning the Company’s products to market, including loss of market share; (xxi) excessive dependency for revenues on the Marketing Agreement and Distribution and Sale Agreement, both signed with Sun Pharma; (xxii) excessive dependency on Sun Pharma and other third parties for manufacture of Caraco owned products;and (xxiii) other risks identified in this report and identified from time to time in our  periodic reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.